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                                                                    EXHIBIT 12.1

BIG V SUPERMARKETS, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                     52             52               52               52                 53
                                                   WEEKS          WEEKS            WEEKS            Weeks              Weeks
                                                   ENDED          ENDED            ENDED            Ended              ENDED
                                                DECEMBER 26,   DECEMBER 27,     DECEMBER 28,     December 30,       December 31,
                                                   1998           1997             1996             1995               1994
                                                                           (DOLLARS IN THOUSANDS)

Income (loss) from continuing
   operations before
   income taxes                                 $ 1,972         $(4,367)         $(6,467)         $(7,188)           $(8,931)
Add:
  Interest on indebtedness,
    including amortization
    of deferred debt costs                       23,911          24,839           24,637           27,588             25,176
  Portion of rents
    representative of the
    interest factor                               3,477           2,545            2,226            2,374              1,779
                                                -------         -------          -------          -------            -------

Income, as adjusted                              29,360          23,017           20,396           22,774             18,024
                                                -------         -------          -------          -------            -------

Fixed charges:
  Interest on indebtedness,
    including amortization
    of deferred debt costs                       23,911          24,839           24,637           27,588             25,176
  Portion of rents
    representative of the
    interest factor                               3,477           2,545            2,226            2,374              1,779
                                                -------         -------          -------          -------            -------

Fixed charges                                    27,388          27,384           26,863           29,962             26,955
                                                -------         -------          -------          -------            -------

Ratio of earnings to
  fixed charges                                     1.1x            -                -                -                  -
                                                -------         -------          -------          -------            -------

Deficiency in
  earnings available to
   cover
  cover fixed charges                           $   -            $4,367           $6,467           $7,188             $8,931
                                                =======         =======          =======          =======            =======
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